Exhibit 99.1

Scottish Re Group Limited Announces Appointment of David R. Howell as Chief Executive Officer - International

Company Release - 05/18/2006 01:07

HAMILTON, Bermuda--(BUSINESS WIRE)--May 18, 2006--Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, announced today that it has appointed David R. Howell as Chief Executive Officer of the Company's International life reinsurance business. Mr. Howell has served as Deputy Chief Executive Officer of the Company's International business since November 2005.

"We are pleased to have an individual with Dave's experienced background in the life reinsurance business assume leadership for our International activities," said Scott E. Willkomm, President and Chief Executive Officer of Scottish Re Group Limited.

Mr. Howell's career spans over 15 years in life reinsurance and has included a diverse range of geographic responsibilities, most recently as a senior executive with Swiss Re. Since 2003, he was Chief Pricing Officer for Swiss Re's life reinsurance business in the Europe, Asia, and Latin America where he increased Swiss Re's focus on helping clients manage their capital through reinsurance and implemented a rigorous pricing process.


From 2001 to 2003, he was Chief Pricing Officer of Swiss Re's UK and Irish life reinsurance business and played a key role in that company's effort to refocus the UK life reinsurance industry on risk management and pricing disciplines. Prior to 2003, Mr. Howell held a variety of roles covering various aspects of both traditional and non-traditional reinsurance within the US, Canada, the Caribbean, the Middle East and the UK. He commenced his professional career in 1990 with Mercantile and General Reinsurance in Toronto, Canada. Mr. Howell is a graduate of the University of Waterloo in Canada and is a Fellow of the Society of Actuaries.

Mr. Howell succeeds David Huntley who served as Chief Executive Officer - International from May 2003 to May 2006.

"Over the past three years, David Huntley has worked tirelessly to transform the business we acquired in the UK into a leading life reinsurance specialist," said Mr. Willkomm. "We celebrate and thank him for his achievements and wish him well in his future endeavors."


About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best Company. Scottish Re Capital Markets, Inc., a member of Scottish Re Group Limited, is a registered broker dealer that specializes in securitization of life insurance assets and liabilities. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.


    CONTACT: Scottish Re Group Limited
             Scott E. Willkomm, 441-298-4364
             scott.willkomm@scottishre.com

    SOURCE: Scottish Re Group Limited